Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Evans Bancorp, Inc.:
We consent to the incorporation by reference in the Registration Statements (No. 333-106655 and No. 333-123679) on Form S-8 and (No. 333-123678 and No. 333-34347) on Form S-3D of Evans Bancorp, Inc. of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of Evans Bancorp, Inc.

/s/ KPMG LLP
KPMG LLP
Buffalo, New York March 16, 2009

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